EXHIBIT 10.2

PROMISSORY NOTE

$350,000	San Diego, California
February 26, 2002

FOR VALUE RECEIVED, the undersigned, Saundra Childs, an individual (“Borrower”), promises to pay to WOMEN FIRST HEALTHCARE, INC., a Delaware corporation (“Lender”), or order, the principal amount of Three Hundred and Fifty Thousand dollars ($350,000), without interest (except as provided below). The principal amount of this Note shall be due and payable in full on the date of the earliest to occur of any of the following events (the “Maturity Date”):

(i)  February 26, 2017;

(ii)  Borrower ceases for any reason whatsoever to be a “Key Associate,” as such term is defined in that certain Women First Healthcare, Inc. Amended and Restated 1998 Long-Term Incentive Plan (the “Stock Option Plan”); or

(iii)  Borrower exercises any of his or her stock options granted under the Stock Option Plan; or

(iv)  a “Change of Control,” as such term is defined in the Stock Option Plan; or

(v)  the acceleration of the indebtedness under this Note as provided for under this Note.

On the Maturity Date the entire remaining unpaid principal balance of this Note, together with any and all accrued and unpaid interest and any and all costs and expenses provided for under this Note, shall be due and payable.

Borrower agrees that if Borrower has not paid all amounts under this Note in full, then in addition to other remedies that Lender has hereunder and at law, upon Lender’s request on or following the Maturity Date, Borrower shall (i) exercise the option(s) granted to Borrower by Lender under the Stock Option Plan and held by Borrower on the Maturity Date (to the extent such option(s) are vested and exercisable and to the extent such the then-current fair market value per share exceeds the exercise price per share), (ii) sell the shares of common stock issued upon such exercise and (iii) remit the proceeds (net of the aggregate exercise price and any withholding taxes required by law) to Lender. In connection with the exercise of such option(s) (and as a condition to such exercise), Borrower shall issue irrevocable instructions to his or her broker to remit sufficient proceeds from the sale of shares issued upon exercise of the option(s) to repay this Note in full. In addition, if the proceeds Borrower reasonably expects to receive from the sale of shares issued upon exercise of a portion of an option will be sufficient to allow

Borrower to repay this Note in full, Borrower shall not be obligated to exercise the balance of such option; provided, that if the proceeds from the sale of shares issued upon the initial exercise prove insufficient, Lender may require Borrower to exercise the option(s) with respect to sufficient additional shares that when sold would provide sufficient proceeds for such payment. Notwithstanding the foregoing, Borrower’s obligations to exercise options and sell shares following the Maturity Date shall be deferred until such time as Lender reasonably determines that such sales may be completed in compliance with (i) Lender’s insider trading policy (as then in effect), (ii) the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, or (iii) any applicable state securities laws.

All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender at the offices of Lender at its then principal place of business or at such other place within the United States as Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday. All amounts due under this Note shall be payable without defense, set off or counterclaim.

This Note may be prepaid in whole or in part at any time. Any prepayment shall be without premium or penalty, except that interest shall be paid to the date of payment on the principal amount prepaid. Any partial principal prepayment under this Note shall be applied against the principal due under this Note.

Upon the occurrence of any of the following events (each an “Event of Default”):

(i)  a default under this Note, including, without limitation, failure to make any principal payment by the due date (whether by acceleration, notice of prepayment or otherwise) for such payment, or

(ii)  Borrower commences or proposes to commence any bankruptcy, arrangement or adjustment of debt, relief of debtors, insolvency or similar proceeding under any federal, state or other law for the relief of debtors (an “Insolvency Proceeding”); or

(iii)  Borrower fails to obtain the dismissal, within thirty (30) days after the commencement thereof, of any Insolvency Proceeding instituted by one or more third parties, fails actively to oppose any such Insolvency Proceeding, or, in any such Insolvency Proceeding, defaults or files an answer admitting the material allegations upon which such Insolvency Proceeding was based or alleges his or her willingness to have an order for relief entered or any receiver, trustee or custodian is appointed to take possession of all or any substantial portion of the assets of Borrower, the holder of this Note may, at its option, without notice to or demand upon Borrower or any other party, declare immediately due and payable the entire principal balance hereof together with all accrued and unpaid interest thereon, if any, plus any other amounts then owing pursuant to this Note, whereupon the same shall be immediately due and payable; provided, that upon the occurrence of an Event of Default under clause (ii) or clause (iii) above, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest of notice of any kind in connection with this Note. In addition, upon the occurrence of an Event of Default, interest shall thereafter accrue on the entire unpaid principal balance under this Note, including without limitation any delinquent interest which has been added to the principal amount due under this Note pursuant to the terms hereof, at the rate of nine percent (9%) per annum (on the basis of a 360-day year and the actual number of days elapsed). On each anniversary of the date of any Event of Default, all interest which has become payable and is then delinquent shall, without curing the default under this Note by reason of such delinquency, be added to the principal amount due under this Note, and shall thereafter bear interest at the same rate as is applicable to principal, with interest on overdue interest to bear interest, in each case to the fullest extent permitted by applicable law, both before and after default, maturity, foreclosure, judgment and the filing of any petition in a bankruptcy proceeding. In no event shall interest be charged under this Note which would violate any applicable law. If the rate of interest provided for herein would otherwise exceed the maximum rate permitted by applicable law, then the interest rate shall be reduced to the maximum rate permitted by applicable law.

No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Lender or any holder of this Note, and then only to the extent specifically set forth therein.

If any default occurs in any payment due under this Note, Borrower promises to pay all costs and expenses, including attorneys’ fees, incurred by the holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder’s rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the holder’s acceptance of any past due installments or by any indulgence granted by the holder to Borrower.

Borrower hereby waives presentment, demand, diligence, protest and notice of every kind, and agrees that he or she shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof or any delay or failure by the holder hereof to exercise any rights under this Note. Borrower hereby waives the right to plead any and all statutes of limitation as a defense to a demand under this Note to the full extent permitted by law.

This Note shall inure to the benefit of Lender, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of Borrower. Each reference herein to powers or rights of Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.

In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles thereof relating to conflicts of law;

provided, that Lender and each holder hereof reserves any and all rights it may have under federal law, including without limitation those relating to the charging of interest.

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly executed the day and year first above written.

/s/ SAUNDRA CHILDS
Borrower

/s/ EDWARD F. CALESA
Lender

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